Exhibit 10.1

ASSET SALE AND PURCHASE AGREEMENT

This Asset Sale and Purchase Agreement (the “Agreement”), dated as of December 22, 2011 (the “Closing Date”), is by and between the undersigned OAK PHARMACEUTICALS, INC., a Delaware corporation (the “Purchaser” or “Oak”), LUNDBECK INC., an Illinois corporation, d/b/a Lundbeck (the “Seller” or “Lundbeck”) and, with respect to certain provisions, AKORN, INC., a Louisiana corporation (“Akorn”), solely as guarantor for Oak for Sections 2.5 and 2.8 herein.

Seller and Purchaser are each a “Party” and together, the “Parties.”  Unless otherwise defined herein, capitalized terms used herein shall have the meaning ascribed to them under Section 1 of this Agreement.

Whereas:

a.	The Seller, along with certain of its Affiliates, is engaged in the research, development, manufacture, sale and distribution of the Products in the Territory (the “Business”); and

b.
Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller, substantially all of the assets, tangible and intangible, relating primarily to the Products and the Business, including causing the transfer by Seller of the Ex-USA Product Registrations and the Product Registrations, subject to the terms and conditions of this Agreement.

Now therefore, the Parties hereto agree as follows:

Section 1. DEFINITIONS

1.1	Unless otherwise defined herein, the following capitalized terms shall have the following meaning for the purposes of this Agreement:

“Akorn” shall mean Akorn, Inc. solely as the guarantor for Purchaser with regard to Section 2.5 and 2.8 herein;

“ANDA” means an Abbreviated New Drug Application;

“Accounts” means the preliminary statements of the Inventory related to the Products as of the Closing Date, attached hereto as Schedule A, and the final statement shall be delivered within ten (10) business days of Closing with such adjustments as may be made to the preliminary statements in accordance with Seller’s current business practices and Applicable Accounting Principles;

“Accounts Receivable” means all accounts receivable, notes receivable and other indebtedness due and owed by any third party to Seller arising or held in connection with the sale of the Products prior to the Closing;

“Acquired Assets” means those assets set forth in Section 2.1;

“Affiliate” means with respect to any Party, any entity directly or indirectly controlling, controlled by or under common control with such Party, by means of a majority of shares or otherwise;

“Agency(ies)” shall mean any governmental regulatory authority or authorities in the Territory responsible for granting approval(s), clearance(s), qualification(s), license(s) or permit(s) for any aspect of the research, Development, manufacture, marketing, distribution or sale of a product.  The term “Agency” includes, but is not limited to the United States Food and Drug Administration or any successor agency thereto (FDA).

“Agreement” means this Asset Sale and Purchase Agreement and all of its attached Schedules;

“Ancillary Agreements" means the Transition Services Agreement, each as described in Section 3;

“Applicable Accounting Principles” means International Financial Reporting Standards (IFRS);

“Applicable Laws” means all laws, treaties, statutes, ordinances, decrees, rules, writs, regulations, orders, judicial or administrative interpretations, of any governmental authority having jurisdiction over the Acquired Assets in the Territory, including the Securities and Exchange Commission and any stock exchange;

“Assumed Contracts” means all written contracts, agreements, leases, licenses, commitments and other instruments, arrangements or undertakings of the Seller or its Affiliate, for which Seller or its Affiliate is liable or under which Seller or its Affiliate has rights or derives material benefits with respect to the Business of the Seller, to the extent identified on Schedule B;

“Assumed Liabilities” shall have the meaning set forth in Section 2.4 hereto;

“Breach of the Warranties” means any circumstance which causes a Warranty, individually or together with other Warranties, to be untrue or incorrect;

“Business” has the meaning assigned in the first “Whereas” clause to this Agreement;

“Buyer Indemnified Parties” has the meaning set forth in Section 9.2 herein;

Causes of Action” means all rights, credits, causes of action or rights of set-off against third parties relating to the Acquired Assets;

“Claim” means a claim of the Purchaser against the Seller or any of its Affiliates and vice versa arising out of or in connection with this Agreement;

“Closing” means the meeting held on the Closing Date at which the Parties consummate the transactions described in this Agreement, as set forth in Section 3 hereof;

“Closing Date” means the effective date of this Agreement, which is the date on which the Closing shall occur;

“Closing Statement of Accounts” means the combined statement of Accounts to be calculated and delivered to Purchaser within sixty (60) days after the Closing Date to be reconciled in accordance with a mechanism as agreed to between the Parties;

“COGS” shall mean the costs attributable to the production of a certain Product sold as determined per GAAP, including applicable overhead;

“Contract Price” means price received by Purchaser from the end customer; provided, for the branded product, Contract Price shall be no less than WAC minus one percent of WAC.

“Development” means all preclinical and clinical drug activities, including test method development and stability testing, toxicology, bioequivalency, formulation, process development, manufacturing scale-up, development-stage manufacturing, quality assurance/quality control development, statistical analysis and report writing, conducting clinical trials for the purpose of obtaining any and all approvals, licenses, registrations or authorizations from any Agency necessary for the manufacture, use, storage, import, export, transport, promotion, marketing and sale of the Product.

“Documents” means copies of the Assumed Contracts, books of account, financial  records, invoices, shipping records, pricing and cost data, records, files and such other documents used in the conduct of the Business as of the Closing Date;

“Exclusions” means those businesses and assets currently held by the Seller and its Affiliates which are not the subject of this Agreement and will be retained by the Seller and/or its Affiliates following the Closing, as described in Section 2.2 hereof (the “Excluded Assets”), and the liabilities related to the Excluded Assets and other liabilities to be retained by the Seller and/or its Affiliates, as described in Section 2.3 hereof (the “Excluded Liabilities”);

“Ex-USA” means the entire world excluding the United States its commonwealths, possessions and protectorates including, but not limited to Puerto Rico;

“GAAP” shall mean U.S. generally accepted accounting principles, consistently applied;

“Generic Chlorothiazide” means the Product containing chlorothiazide, not sold as branded Diuril® but rather as a generic, private label, or other version sold by Purchaser or its Affiliate, which derives its rights under this Agreement or an ANDA held for the benefit of Akorn;

“Generic Chlorothiazide Gross Profit” shall have the meaning set forth in Section 2.8 hereto;

“Generic Chlorothiazide Net Sales” shall have the meaning set forth in Section 2.8 hereto;

“Generic Entrants” means products approved by the FDA as bioequivalent to the Products under an ANDA, submitted by an entity other than (i) Purchaser, (ii) its Affiliates, or (iii) any entity related to a Generic Entrant product in which Purchaser has any financial interest or control.

“Goodwill” means all goodwill associated with the Business together with the right to represent to third parties that the Purchaser and/or its Affiliates are successors to the Business;

“Gross Sales Revenue” means number of Product units sold multiplied by Contract Price.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (15 U.S.C. Sec. 18a), and the rules and regulations promulgated thereunder.

“Intellectual Property Rights” means all Know-How, Trademarks, copyrights, domain names, designs, trade secrets, proprietary software and data bases, Patents, patent applications, inventions, practices, methods, confidential information, proprietary data and similar intangible assets or intellectual property rights (including all applications and registrations with respect to any of the foregoing), and all patent and technology licenses that are used in the conduct of the Business as conducted on the date hereof and on the Closing Date;

“Inventory(ies)” means all existing active pharmaceutical ingredient(s) either (i) owned by Lundbeck, (ii) owned by a third party on Lundbeck’s behalf, or (iii) ordered by Lundbeck or by a third party on Lundbeck’s behalf as part of a non-cancelable order, Lundbeck-owned raw materials, Product-dedicated equipment, packaging materials, technical materials, auxiliary materials and supplies, work in process, finished goods and trade goods related to the Products or the Business in the possession of Seller and/or its manufacturers or distributors or any of their Affiliates in the Territory;

“Know-How” shall mean any and all trade secrets, confidential data. technical information, and Product Manufacturing Technology, including specifications, manufacturing processes, chemical or biological manufacturing control data and quality control procedures, clinical data, concepts, inventions, discoveries, ideas, rights in research and Development, commercially practiced processes and inventions, whether patentable or not, design rights, standard operating procedures, and formulae;

“Liens” means any liens, mortgages, charges, pledges, rights of usufruct, security interests, third-party claims or rights, voting agreements or trusts, defects of title, encumbrances and similar restrictions;

“Loss(es)” has the meaning set forth in Section 9.2 herein;

“Lundbeck Brands” shall mean the corporate marks, trademarks, housemarks, tradenames and trade dress owned or used by Lundbeck or its Affiliates, whether or not registered, including the name “Lundbeck” and any variants of any of the foregoing used in connection with the Product, and which, following the Closing, shall exclude the transferred Trademarks.

“Material Adverse Effect” means any change, event or occurrence which is adverse to the Business, taken as a whole if such change, event or occurrence has resulted in or is reasonably likely to result in losses, liabilities, claims, damages, costs and expenses, in excess of US$2,000,000 (Two Million and no/100 Dollars);

“Patents” means all patents and patent applications, in each case existing on the Closing Date, including all divisionals, renewals, continuations, continuations-in-part, substitutions, restorations, patents of addition, restorations, extensions, supplementary protection certificates, registration or confirmation patents, reissues and re-examinations of any of the foregoing and/or patent term extensions thereof, all inventions disclosed therein, all rights therein provided by international treaties and conventions, and all rights to obtain and file for patents and registrations thereto, to the extent related to the Product and owned by Lundbeck or its Affiliates on the Closing Date.

“Person” means an individual, partnership, corporation, limited liability company, or other entity, business enterprise or association;

“Preliminary Purchase Price” has the meaning set forth in Section 2.5 herein;

“Product(s)” means each of Cogentin®, Diuril® and Nembutal® and any generic, private label, or other version of any Product sold by Purchaser or its Affiliate, which derives its rights under this Agreement;

“Product Manufacturing Technology” means all manufacturing technology, trade secrets, know-how, and proprietary information primarily related to the manufacture of the Products including, but not limited to, the following:  product specifications, processes, product designs, plans, trade secrets, ideas, concepts, manufacturing, engineering and other manuals and drawings, standard operating procedures, flow diagrams, chemical, safety, quality assurance, quality control, research records, clinical data, compositions, annual product reviews, regulatory communications, control history, current and historical information associated with the FDA applications conformance and cGMP compliance, and labeling and all other information primarily related to the manufacturing process, and supplier lists, and other master documents necessary for the manufacture, control and release of the Product, in each case that are owned or controlled by Lundbeck or its Affiliates or which Lundbeck or its Affiliates has the right to receive.

“Product Marketing Materials” means all marketing materials, if any, owned or controlled by Lundbeck as of the Closing Date and that is used specifically in the marketing or sale of the Products, including all advertising and display materials, promotional materials, training materials, product data, mailing lists, sales materials, marketing information, customer information, educational materials, artwork for the production of packaging components, and other similar materials, in each case only to the extent they are directly related to the Product.

“Product Registrations” means all licenses, permits, certificates, registrations and other authorizations and approvals granted by the competent Regulatory Authority and all applications and other submissions or supplements to any Regulatory Authority with respect to any of the foregoing held or made by Lundbeck or any of its Affiliates, to market and sell the Products, including without limitation, any and all 501(k)s, PMAs, PLAs, NDAs, ANDAs and MAs, Product and facility licenses, approvals or clearances related to the Products including any pending applications, all as described in Schedule C;

“Purchaser” means Oak Pharmaceuticals, Inc. a Delaware corporation;

“Purchase Price” has the meaning set forth in Section 2.5 herein;

“Reasonable Efforts” means with respect to the efforts to be expended by a Party with respect to any goal, commitment or objective set forth in this Agreement, reasonable, diligent, good faith efforts to accomplish such goal, commitment or objective as such Party would normally use to accomplish a similar goal, commitment or objective under similar circumstances; it being understood and agreed that with respect to the sale, supply and/or registration maintenance of a given Product in all the countries in the Territory, such efforts shall be substantially equivalent to those efforts and resources commonly used by a Party for a similar pharmaceutical product owned by it or to which it has rights.  The commercial viability, or lack thereof, of a particular Product in a particular country or countries in the Territory shall not be a factor in determining whether a Party has used Reasonable Efforts (that is, a Party may not apply lesser resources or efforts in support of a Product in a particular country or countries in the Territory because such Product would not be commercially viable in such particular country or countries).

“Regulatory Authority” means any court, administrative agency (e.g.., FDA), commission or other governmental or quasi-governmental authority, body, its subdivision or instrumentality, federal, state, local, domestic, foreign or multinational, supranational, governmental, quasi-governmental or regulatory authority entitled to exercise any administrative, executive, judicial or regulatory functions of or pertaining to government in the Territory;

“Seller” means Lundbeck Inc., an Illinois corporation;

“Taxation” or “Tax” means all federal, state, local and foreign income, Canadian GST and PST, gross receipts, net wealth, net worth, equity, environmental, license, payroll, employment, excise, severance, stamp, occupation, premium, environmental, customs, duties, capital, withholding, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, charges, duties, fees, levies or other governmental assessments of any kind whatsoever, including any interest, penalty, or addition thereto;

“Tax Return” means any return, statement, report or form required to be filed or submitted to any Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax;

“Territory” means with regard to Cogentin, the United States, its commonwealths, possessions and protectorates (including, but not limited to Puerto Rico), Australia, Hong Kong, New Zealand, Singapore and Thailand; with regard to Diuril, the United States, its commonwealths, possessions and protectorates (including, but not limited to Puerto Rico); and with regard to Nembutal, the United States of America, its commonwealths, possessions and protectorates (including, but not limited to Puerto Rico) and Canada;

“Trademarks” means all brand names, proprietary names or designations, trade names and registered and unregistered trademarks, service marks, trade names, brand names, certification marks and trade dress which are primarily employed in connection with the Products as currently manufactured, distributed and sold, including those listed on Schedule D hereto and any applications or registrations therefore, (and all renewals, modifications and extensions thereof), together with all goodwill symbolized thereby and associated with the foregoing, but specifically excluding the Lundbeck Brands;

“Transition Services Agreement” shall have the meaning set forth in Section 3.5 (d) hereto;

“WAC” or Wholesale Acquisition Cost shall be defined as the list price paid by a wholesaler, distributor and other direct accounts for drugs purchased from the wholesaler's supplier. It is the price charged by the manufacturer of drug before any rebates, discounts, allowances or other price concessions are offered by the supplier of the product.

“Warranties” means the representations and warranties contained in this Agreement;

1.2	Terms defined in the singular shall have a comparable meaning when used in the plural and vice versa.

1.3	The headings of the Sections to this Agreement shall have no relevance to the interpretation thereof.

1.4
Unless otherwise provided herein, all references to a “day” shall mean a calendar day in the state where Closing shall occur, inclusive of Saturdays, Sundays and legal holidays in such state, and all references to a fixed time of a day shall mean time in such state as in effect on such day.  Where relevant, for the calculation of a period of time with respect to any notice required under this Agreement a period shall start the day after the day of sending and include the day of receipt.

1.5	The words “include”, “includes”, “including” and all forms and derivations thereof shall mean including but not limited to.

1.6	The words “herein”, “hereof”, “hereunder”, “hereby”, “hereto”, “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or sub-Section.

1.7
All references to “law” or “laws” herein shall include any applicable federal, state, foreign or local law, common law, statute, ordinance, rule, regulation, code or Governmental Order promulgated or issued by any Government.  All references to “Government” shall include any court, administrative agency, commission or other governmental or quasi-governmental authority, body or instrumentality, federal, state, local, domestic, foreign or multinational governmental, quasi-governmental or regulatory authority entitled to exercise any administrative, executive, judicial or regulatory functions of or pertaining to government.

Section 2.  SALE AND PURCHASE

2.1	Sale and Purchase

Upon terms and subject to the conditions of this Agreement:

(i)
Effective as of the Closing Date, subject to Purchaser’s assumption of the Assumed Liabilities and the other terms and conditions provided herein, the Seller hereby sells, transfers or causes to be transferred, conveys and assigns to the Purchaser, and the Purchaser hereby purchases and receives from the Seller, free and clear of any liens, all the right, title and interest of the Seller in the Products and in to or under the assets set forth below, in each case relating exclusively to the Products and the Business (collectively with the Products, the “Acquired Assets”):

		a.	all Seller’s right, title and interest in, to or under the Assumed Contracts;

		b.	all Seller’s right, title and interest in and to the Intellectual Property Rights;

		c.	all Seller’s right, title, and interest in the Trademarks;

		d.	all Seller’s right, title, and interest in the Patents;

		e.	all Seller’s right, title, and interest in the Product Marketing Materials;

f.
all Seller’s right, title and interest in and to the Inventories as itemized in a Bill of Sale (pursuant to Section 3.3(b)(ii)), to be sold to Purchaser at book value, also as set forth on the Bill of Sale, in addition to the Purchase Price;

		g.	all Seller’s right, title and interest in and to the Documents;

		h.	all Seller’s right, title and interest in and to the Causes of Action;

i.
all transferable Product Registrations (excluding those Ex-USA Product Registrations, which will remain in the name of Invida through the current contract term ending December 31, 2012, unless the Parties and current Product Registration holder agree to an earlier transfer date.); and

		j.	all of the Goodwill associated with the Products and the foregoing;

For the avoidance of doubt and notwithstanding anything to the contrary set forth herein, the Acquired Assets shall not include any Excluded Assets.

(ii)
Within ninety (90) days after the Closing Date, Seller hereby agrees to:  (i) cooperate with the Purchaser to execute and submit the necessary application materials (based on information and documents available to Seller) to the applicable Regulatory Authority to effect the issuance of new Product Registrations (provided that the Ex-USA Product Registrations will follow a separate timeline and process as set forth below) in the name of the Purchaser or its Affiliate or other appointed designee in the applicable countries in the Territory where the Products are currently registered, (ii) cooperate with the Purchaser to execute and submit the necessary application materials (based on information and documents available to Seller) to the applicable Regulatory Authority per a timeline agreed upon by the Parties and current Product Registration holder in Ex-USA Territories, to effect the issuance of new Ex-USA Product Registrations in the name of the Purchaser or its appointed designee in the applicable countries in the Territory where the Products are currently registered by December 31, 2012, or later as the case may be because of the actions of the applicable Regulatory Authority or as otherwise agreed upon after the Closing Date, (iii) cooperate with Purchaser to complete Product deregistration activities and market notification activities already in-progress in the Territory (Cogentin in the United Kingdom); and (iv) transfer or cause to be transferred, convey and assign to the Purchaser legal title to the Trademarks as well as all of its right, title and interest in and to the Inventory; provided that in no event shall Seller be required to generate new information in support of such transfers.

2.2	Excluded Assets

The following assets are excluded from the transactions herein (the “Excluded Assets”) and shall not form part of the Products, Business, or Acquired Assets to be transferred:

	a.	Accounts Receivable

Accounts Receivable relating to Products sold by Seller prior to the Closing Date that do not relate to the Business or the Acquired Assets shall not be part of the transactions contemplated herein.

	b.	Tax Refund Claims

Tax refund claims (including all post-Closing Date adjustments thereto, if any) relating to Taxes attributable to the period prior to the Closing Date, shall not be part of the transactions contemplated herein.

c.	Other Business

Purchaser will not acquire any right, title or interest to any assets or property, tangible or intangible other than such rights, title and interests related to the Products or the Business.

d.	Name and Trademark for “Lundbeck”

The Lundbeck Brands (including any royalties in relation the Lundbeck trademark) are not part of the transactions contemplated herein.  Except as set forth in Section 8.4, the Purchaser will not acquire any right, title or the right to use the name and trademark “Lundbeck”.  Without prejudice to Section 8.4, the Purchaser will refrain from using the name and trademark “Lundbeck” in the name of any of its companies in existence as of the Closing Date or formed following the date hereof, or except as set forth in Section 8.4, on any of its products, advertisements, promotional literature, letterhead or any other material.

e.	Insurance Policies

Insurance policies (including pre-paid premiums) maintained by the Seller or its Affiliates as well as all insurance claims and rights, to the extent that they relate to damages sustained on occurrences and events occurring prior to the Closing Date and/or with respect to Product made or sold prior to the Closing, shall not be part of the transactions contemplated herein.

f.	Non-Assignable Contracts and Rights

Anything herein to the contrary notwithstanding, no properties, rights or other assets, including but not limited to regulatory approvals and contracts, included in the Acquired Assets shall be deemed sold, transferred, conveyed or assigned to the Purchaser pursuant to this Agreement or any transfer deed if the attempted sale, transfer, conveyance or assignment of the same to the Purchaser without the consent or approval of another party or governmental entity, including but not limited to any Regulatory Authority, would be ineffective or would constitute a breach thereof or would in any other way adversely affect the rights of the Seller or its Affiliates (or the Purchaser, as assignee) thereunder. If any such consent or approval is required but not obtained on or prior to the Closing Date, the Seller covenants and agrees that in such case the economic (beneficial) interest in or to such properties, rights or assets shall in any event pass as of the Closing Date to the Purchaser hereunder; and the Seller covenants and agrees (a) from and after the Closing Date to hold and declare that they hold any and all such properties, rights and assets for the accounted expense and for the benefit of the Purchaser, (b) to use reasonable efforts without payment of any penalty or fee, to obtain and secure any and all consents and approvals that may be necessary to effect the valid sale, transfer, conveyance or assignment of the same to the Purchaser without change in any of the material terms or conditions thereof, including, without limitation, the formal assignment or novation of any of the same, if so required, (c) to make or complete such transfers as soon as reasonably possible, and (d) to cooperate with the Purchaser in any other reasonable arrangement designed to provide for the Purchaser the benefits of and to such properties, rights and assets.

2.3	Excluded Liabilities

Neither the Purchaser nor its Affiliates shall assume or become responsible for any liabilities or other obligations of the Seller or its Affiliates except to the extent set forth in Section 2.4 of this Agreement.  All Excluded Liabilities, including those set forth in this Section 2.3, shall remain the sole obligation and responsibility of the Seller and its Affiliates.  The Excluded Liabilities include, but are not limited to, the following (the “Excluded Liabilities”:

	a.	accounts payable, and other indebtedness, including any interest bearing liabilities, of the Seller existing as of the Closing Date;

b.
all liabilities for any Taxes on income arising from the sale of the Acquired Assets and any Taxes attributable to the period prior to the Closing Date, except as provided in Section 11.5, shall not be part of the transactions contemplated herein;

	c.	liabilities relating to or arising in respect of any of the Excluded Assets and any other liabilities which do not form part of the Business as presently conducted;

d.
indebtedness of the Seller and its Affiliates to third parties and any guarantees or obligations to reimburse a bank or other Person under any letter of credit or similar obligations, and any interest, fees, prepayment premium and other amounts payable in respect thereto;

	e.	all liabilities against which Seller has agreed to indemnify the Purchaser and its Affiliates pursuant to this Agreement;

	f.	the fees, expenses and other costs, incurred by the Seller and its Affiliates in connection with negotiating, preparing, closing and carrying out the provisions of this Agreement;

g.
all liabilities resulting from a claim by a third party for money or other compensation in respect of injury allegedly due and arising as a result of a use of the Products that were manufactured, supplied or sold by Seller before the Closing, including, without limitation, warranty obligations, and irrespective of the legal theory asserted, but, excluding to the extent arising from Purchaser’s negligence or willful misconduct if in connection with Product Purchaser purchased as Inventory herewith;

h.
all liabilities arising out of or relating to the return and rebate (including fees related thereto) with respect to Products sold by Seller prior to the Closing, to the extent that Purchaser reasonably shows such Products were sold by Seller prior to the Closing. To the extent Purchaser can show that Products were not sold by Purchaser after the Closing, then that return and rebate shall be deemed a liability of Seller.

	i.	to the extent arising prior to or on the Closing Date, all liabilities relating to the Assumed Contracts.

	j.	all liabilities arising from Inventory (see Bill of Sale) which is unsaleable due to failure to meet specifications as designated in applicable certificate of analysis.

k.
all liabilities arising from (i) Products that were manufactured, supplied or sold by Seller prior to the Closing Date, except to the extent arising from Purchaser’s negligence or willful misconduct if in connection with Product Purchaser purchased as Inventory herewith, or (ii) any activity or omission by Seller or its Affiliates related to the Products prior to the Closing.

2.4	Assumed Liabilities

Upon the terms and subject to the conditions set forth herein, the Purchaser shall, as of the Closing Date, assume, fulfill, and perform the following liabilities of the Seller related to the Acquired Assets, the Products and the Business, in each case other than the Excluded Liabilities (collectively, the “Assumed Liabilities”):

a.
all liabilities relating to the Assumed Contracts, but only to the extent arising after the Closing Date and not related to Product or services made or performed prior to the Closing Date regardless of when incurred;

b.
all other liabilities arising out of or relating to the Acquired Assets, including the use, ownership, possession or operation of the Acquired Assets, but only to the extent such liabilities are attributable to any action, omission, performance, non-performance, event, condition or circumstance arising after the Closing Date;

	c.	all costs for reimbursing Seller for its costs associated with completing the FDA mandated toxicity study for the Product Nembutal an amount not to exceed Two Hundred Thousand Dollars (USD$200,000);

2.5	Purchase Price

In consideration for the sale and purchase referred to in Section 2.1, the Purchaser shall pay to the Seller an amount equal to Forty Five Million and no/100 Dollars (US$45,000,000) (the “Preliminary Purchase Price”), by way of transfer of cash as detailed in Section 3.3; and (ii) Fifteen Million and no/100 Dollars (US$15,000,000) (the “Second Payment”) provided that the Clawback Amount (as defined in Section 2.7) is not owed by Seller to Purchaser at any time prior to the three (3) year anniversary of the Closing Date.  The Preliminary Purchase Price and Second Payment shall be subject to adjustment dollar-for-dollar downwards if any Clawback Amount set forth in Section 2.7 is paid (as so adjusted, the “Purchase Price”).

Notwithstanding anything to the contrary in this Agreement, Purchaser and Akorn, as Purchaser’s parent corporation and solely as Purchaser’s guarantor, agree to be jointly and severally liable to Seller for any and all amounts which may become due and payable to Seller pursuant to this Section 2.5.

2.6	Product Inventory

All Inventory listed and provided pursuant to Section 3.3(b)(ii) shall be sold to Purchaser at its book value to Seller, which payment is in addition to the Purchase Price.  Inventory with a shelf life less than 12 months (“short dated inventory”) as of the Closing Date shall be purchased per Exhibit L attached hereto.

2.7	Purchase Price Clawbacks

The final Purchase Price will be subject to downward adjustment dollar-for-dollar for the amount that aggregate Gross Sales Revenue of the Products between the Closing Date and the three (3) year anniversary (or as extended in accordance with Section 2.9) (the “First Clawback Period”) thereof  is less than Forty-Five Million and no/100 Dollars (US$45,000,000) (the “Clawback Amount”).  Also, the Second Payment, if paid, will be subject to downward adjustment dollar-for-dollar for the amount that aggregate Gross Sales Revenue of the Products between the three (3) year anniversary and the six (6) year anniversary (or as extended in accordance with Section 2.9) of the Closing Date (the “Second Clawback Period”) is less than Fifteen Million and no/100 Dollars (US$15,000,000) (the “Second Clawback Amount”).

2.8	Royalty to Lundbeck.

In consideration for the sale and purchase referred to in Section 2.1, the Purchaser shall pay to the Seller fifty five percent (55%) of Purchaser’s Generic Chlorothiazide Gross Profit on all Generic Chlorothiazide sold by Purchaser or its Affiliate, in the Territory (the “Royalty”) for a period of six (6) years (or as extended in accordance with Section 2.9) from Purchaser’s first sale of Generic Chlorothiazide after the Closing Date (the “Royalty Period”).

Sales of Product sold as branded Diuril during a calendar year in excess of ten thousand seven hundred (10,700) vials shall be treated as Generic Chlorothiazide sold and be subject to the same Royalty as set forth above for the Royalty Period.

Generic Chlorothiazide Gross Profit shall be defined as Generic Chlorothiazide Net Sales (as defined below) less COGS for Generic Chlorothiazide.  Generic Chlorothiazide Net Sales, solely for the purpose of determining Royalty for this Section 2.8 shall be defined as the gross amount billed or invoiced to independent third party customers for sales of Generic Chlorothiazide on an SKU basis, less (a) quantity, trade, distribution costs, or cash discounts or allowances actually allowed and taken, (b) amounts repaid, credited, or accrued by reason of rejections or returns of goods and rebates (including government mandated rebates), or because of chargebacks or retroactive price reductions, and (c) taxes charged to the customer and itemized on the invoice and directly related to the sale of Generic Chlorothiazide, all determined in accordance with United States GAAP consistently applied.

Notwithstanding anything to the contrary in this Agreement, Purchaser and Akorn, as Purchaser’s parent corporation and solely as Purchaser’s guarantor, agree to be jointly and severally liable to Seller for any and all amounts which may become due and payable to Seller pursuant to this Section 2.8.

2.9	Failure to Manufacture or Supply Products

Purchaser shall use Reasonable Efforts throughout the later of (i) the end of the Royalty Period, or (ii) the end of the Second Clawback Period, to supply, manufacture, have manufactured, and market the Products in the Territory.

(a)           Royalty Period.  In the event Purchaser is unable to supply Generic Chlorothiazide or Product sold as branded Diuril due to the Purchaser’s inability to manufacture Generic Chlorothiazide or Product sold as branded Diuril, then Purchaser is responsible for obtaining a secondary supplier at Purchaser’s sole expense.  In the event Purchaser fails to supply or have a secondary supplier supply Product during the Royalty Period for the periods of time set forth in this Section 2.9(a), such amount of time that Purchaser or a secondary supplier is unable to supply Generic Chlorothiazide or Product sold as branded Diuril to the market shall be added to the end of and extend the Royalty Period.

Additionally, in the event Purchaser is unable, due to the fault of the Purchaser, to supply or have a secondary supplier supply Generic Chlorothiazide or Product sold as branded Diuril, within the United States, its commonwealths, possessions and protectorates (including but not limited to Puerto Rico) for a period of nine (9) aggregate months during the Royalty Period, due to the Purchaser’s inability to manufacture or have manufactured Generic Chlorothiazide or Product sold as branded Diuril, then Purchaser shall pay Seller a “Royalty Penalty Amount”.  The Royalty Penalty Amount shall equal an amount that is equal to seventy five percent (75%) of Diuril Product (and any generic, private label, or other version of Diuril Product sold by Purchaser or its Affiliate, which derives its rights under this Agreement) Gross Sales Revenue as measured by the sales from the trailing full twelve (12) month period Diuril Product (and any generic, private label, or other version of Diuril Product sold by Purchaser or its Affiliate, which derives its rights under this Agreement) was available on the market (the “Diuril GSR Amount”), such Diuril GSR Amount to be pro rated for each year or portion thereof that Diuril Product (and any generic, private label, or other version of Diuril Product sold by Purchaser or its Affiliate, which derives its rights under this Agreement) is not available to the market during the Royalty Period. By way of example, if Purchaser is unable, due to the fault of the Purchaser, to supply Generic Chlorothiazide for eighteen (18) months during the Royalty Period, and the Diuril GSR Amount is equal to 75% of USD$100,000, then Purchaser shall owe Seller a Royalty Penalty Amount that is equal to 150% of USD$75,000, which is a total of USD$112,500. For purposes of clarity, this paragraph shall not apply in the event the Purchaser is unable to manufacture Generic Chlorothiazide or Product sold as branded Diuril due to unavailability of materials (e.g. API supply) by a supplier that is utilized by Purchaser pursuant to an Assumed Contract.   During the initial eighteen (18) months of the Royalty Period, the Royalty Penalty Amount shall be the greater of Five Hundred Thousand Dollars (US$500,000) per month or seventy five percent (75%) of Diuril Product (and any generic, private label, or other version of Diuril Product sold by Purchaser or its Affiliate, which derives its rights under this Agreement) Gross Sales Revenue as measured by the sales from the trailing full twelve (12) month period Diuril Product (and any generic, private label, or other version of Diuril Product sold by Purchaser or its Affiliate, which derives its rights under this Agreement) was available on the market.

For determination of fault, please see Schedule N.

(b)           Clawback Periods.  In the event Purchaser is unable to supply any of the Products during the First or Second Clawback Period, then Purchaser is responsible for obtaining a secondary supplier at Purchaser’s sole expense.   In the event Purchaser fails to supply or have a secondary supplier supply any Product during the First or Second Clawback Period for the period of time set forth in this Section 2.9(b), such amount of time that Purchaser or a secondary supplier is unable to supply such Product to the market shall be added to the end of and extend (i) the First Clawback Period or Second Clawback Period, at Seller’s sole discretion, if the failure to supply occurs during that First Clawback Period, or (ii) the Second Clawback Period if the failure to supply occurs during that Second Clawback Period.  For clarity, the Second Clawback Period shall not begin until the expiration of the First Clawback Period.

1. First Clawback Period.

Notwithstanding anything to the contrary in this Agreement, in the event Purchaser is unable, due to the fault of the Purchaser, to supply or have a secondary supplier supply (i) Diuril for a time period exceeding nine (9) aggregate months, or (ii) Nembutal for a time period exceeding nine (9) aggregate months during the First Clawback Period, then the Seller shall not owe the Clawback Amount.  In the event Purchaser is unable, due to the fault of the Purchaser, to supply or have secondary supplier supply Cogentin for a time period exceeding fifteen (15) aggregate months during the First Clawback Period, then Fifteen Million Dollar (US$15,000,000) credit shall be added to Purchaser’s actual Gross Sales Revenue for Products sold during the First Clawback Period solely for the purpose of determining if a Clawback Amount shall be due and payable by Seller in accordance with Section 2.7.  In no event shall the Clawback Amount due to Purchaser be more than Forty Five Million Dollars (US$45,000,000).

2. Second Clawback Period.

In the event Purchaser is unable, due to the fault of the Purchaser, to supply or have a secondary supplier supply (i) Diuril for a time period exceeding six (6) aggregate months or (ii) Nembutal for a time period exceeding six (6) aggregate months during the Second Clawback Period, then the Seller shall not owe a Second Clawback Amount.  In the event Purchaser is unable, due to the fault of the Purchaser, to supply or have secondary supplier supply Cogentin for a time period exceeding twelve (12) aggregate months during the Second Clawback Period, then a Five Million Dollar (US$5,000,000) credit shall be added to Purchaser’s actual Gross Sales Revenue for Products sold during the Second Clawback Period solely for the purpose of determining if a Second Clawback Amount shall be due and payable by Seller in accordance with Section 2.7.  In no event shall the Second Clawback Amount due to Purchaser be more than Fifteen Million Dollars (US$15,000,000)

Paragraphs 2.9(b)1 and 2 above shall not apply in the event the Purchaser is unable to manufacture Product due to unavailability of materials by a supplier that is utilized by Purchaser pursuant to an Assumed Contract.

With respect to a particular Product: (a) “unable to supply or have a secondary supplier supply”, (b) “inability to manufacture” and (c) “is unavailable to the market” each mean that according to Purchaser’s accounting records, the Product has an IMS sales figure of less than 5% of the trailing twelve month average for that particular Product.

For determination of fault, please see Schedule N.

2.10	Royalty Payments and Reports

Purchaser shall report Gross Sales Revenue to Seller for each calendar month.   Purchaser shall submit a good faith estimate of Gross Sales Revenue no later than the 2nd calendar day of the following month and the final report no later than the 15th calendar day of the following month, in a format mutually acceptable to both parties.

Quarterly Royalty payments due under this Agreement shall be made no later than thirty (30) days following the end of the previous quarter.

2.11	Right to Audit

Purchaser shall keep, and cause its Affiliates to keep, accurate books and records setting forth sales in units and value of Products sold by it or by its Affiliates during the period mentioned above in sufficient details to enable the Royalty calculation and any Clawback Amount(s) due hereunder to be determined.  Upon the Seller's request and at the Seller's expense, Purchaser shall permit, and cause its Affiliates to permit, the Seller, through an independent recognized public accounting firm experienced in accounting matters to examine such books and records for the purpose of verifying the accuracy of the calculation of the Royalty payable to Seller hereunder, provided that Seller shall be permitted to conduct such an audit no more frequently than once every calendar year.  Such review shall be conducted upon reasonable prior written notice to Purchaser no later than sixty (60) days following the last payment of Royalty payable to Seller hereunder.  Said accounting firm shall execute a confidentiality agreement in a form reasonably acceptable to Purchaser obligating such firm to maintain in confidence all such books and records made available to it.

2.12	Rebates and Chargebacks

Any rebates or chargebacks for Product that was sold by Seller prior to the Closing Date, shall be paid or reimbursed, as applicable, in accordance with Section 2.3(h).

Section 3.  CLOSING

3.1	RESERVED

3.2	Transfer

At the Closing, the Seller will deliver or cause to be delivered to the Purchaser the following:

	a.	all Acquired Assets hereby agreed to be sold which are capable of transfer by delivery except as explicitly set forth otherwise in this Agreement;

	b.	a duly executed assignment of the Intellectual Property Rights in a form which is reasonably acceptable to the Purchaser;

c.
duly executed bills of sale, if any, assignments and assumption agreements, and such other documents and instruments as shall be reasonably required by the Purchaser to effectuate the provisions of this Agreement; and

	d.	counterparts of the agreements described in Section 3.3 below executed by the Seller.

3.3	Payment and Further Actions by the Purchaser

	a.	At the Closing, Purchaser shall pay the Preliminary Purchase Price to the Seller by way of wire transfer, in immediately available funds, to the account of Seller.

	b.	Prior to or at the Closing the Purchaser will:

(i) deliver such instrument of assumption as the Seller may reasonably request to effectuate assumption of the Assumed Liabilities by the Purchaser as provided for in Section 2.4 above;

(ii)
deliver a Bill of Sale for existing Inventory that shall be sold to Purchaser at Seller’s book value (the payment for the Inventory to be in addition to the Purchase Price), with the amount of such Inventory and book value as set forth on the Bill of Sale attached hereto as Schedule F.

3.4	Further Actions and Deliveries by the Parties

At the Closing, each of the Parties will:

a.
provide written evidence that (i) all requisite internal corporate actions have been taken that are required to enter into this Agreement and the Ancillary Agreements and that all requisite internal corporate actions have been taken to consummate the transactions contemplated therein, and (ii) the Persons signing this Agreement and the Ancillary Agreements on behalf of the Parties are duly authorized to represent the respective Party and to enter into the aforementioned agreements on behalf of the respective Party; and

b.
procure that all actions necessary to perfect the transfer of ownership of the Acquired Assets and Assumed Liabilities and the Trademarks and/or such other actions as may be required to achieve the purposes of this Agreement, including the effectuation of the Exclusions, are taken.

3.5	After Closing

a.
Following the Closing, Purchaser shall use reasonable efforts to record as expeditiously as possible the transfer of the Product Registrations with the competent Regulatory Authorities in all the applicable countries, provided however, that the transfer of Product Registrations in Ex-USA Territories will be governed as described in Section 2.1(ii).  Prior to the Closing, Seller shall remain responsible for payment of any applicable Product Registrations.  After Closing, the Purchaser shall, at its own cost, prepare, and Seller shall sign such documents necessary to record the assignment of the Product Registrations.

b.
Within three (3) months after the end of the First Clawback Period, Purchaser shall provide Seller with an audited statement, if Purchaser determines that Seller owes Purchaser a Clawback Amount payment pursuant to Section 2.7, which shall be paid by Seller (if such Clawback Amount is undisputed, and if such a dispute exists, Section 12 shall apply) within thirty (30) days of receipt of such notice by Seller.

c.
Within three (3) months after the end of the Second Clawback Period), Purchaser shall provide Seller with an audited statement, if Purchaser determines that Seller owes Purchaser a Second Clawback Amount payment pursuant to Section 2.7, which shall be paid by Seller (if such Second Clawback Amount is undisputed, and if such a dispute exists, Section 12 shall apply) within thirty (30) days of receipt of such notice by Seller.

d.
Within thirty (30) days after the Closing Date, the Parties shall enter into and execute the Transition Services Agreement, substantially in the form attached hereto as Schedule G, to ensure a smooth transition of the Business to the Purchaser.  The Transition Services Agreement shall not exceed twelve (12) months in duration unless otherwise agreed to by both Parties in writing.

Section 4.  DISCLOSED INFORMATION

4.1	Disclosed Information

Notwithstanding any other provision of this Agreement but without prejudice to any of the Purchaser’s rights under Section 9.2 (b) through (e), the Seller cannot be held liable in respect of any Claim to the extent that the Purchaser had actual knowledge at the Closing Date of a Breach of the Warranties involved solely because the facts and circumstances giving rise thereto are excepted in the Schedules attached to this Agreement.

Section 5.  REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLER AND THE PURCHASER

5.1	Representations and Warranties of the Seller

The Seller represents and warrants to the Purchaser that the statements contained in this Section 5.1 are true and correct as of the Closing Date:

	a.	Authorization of Transaction

Seller has all requisite corporate (or comparable) power and authority to own, lease or otherwise hold the Acquired Assets and to carry on the Business as it is now being conducted, and to execute and deliver this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party.  The Seller has full power and authority and has taken all requisite internal corporate action to execute and deliver this Agreement, the Ancillary Agreements and any other agreements contemplated hereunder and to perform its obligations thereunder. This Agreement and the Ancillary Agreements have been duly executed and delivered by Seller and constitute on the Closing Date the valid and legally binding obligations of the Seller enforceable against it in accordance with their terms and conditions.  The Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order to consummate the transactions contemplated in this Agreement.

	b.	Business in the Ordinary Course

Except as disclosed on Schedule H, from June 30, 2011 through the Closing, Seller and its Affiliates have engaged in the research, development, manufacture, sale and distribution of the Products in the ordinary course of business consistent with past practice and have operated the Business in the ordinary course of business consistent with past practice.

c.	Non-Contravention

The execution, delivery and performance of this Agreement, the Ancillary Agreements and any other agreements contemplated hereunder by the Seller and its Affiliates and the consummation of the transactions contemplated hereby and thereby do not and will not in any material way (i) result in the material breach or material default under any agreement or obligation of Seller or its Affiliates (ii) violate or result in a material breach of any law, statute, regulations, judgment or other restriction of any government, governmental agency or court to which the Seller or any of its Affiliates or any of the Products is subject or (iii) violate or result in the breach of or a default under any provision of Seller’s articles of association or bylaws (or similar organizational documents).

d.	Compliance with Laws

To the best knowledge of Seller, after making reasonable inquiry, Seller and its Affiliates are in compliance in all material respects with all laws applicable to the ownership of the Products and operation of the Business. Seller and its Affiliates possess, and are in compliance in all material respects with, all Product Approvals and such other material permits, government licenses, registrations, approvals, concessions, franchises and authorizations required for the manufacturing, marketing, sale and distribution of the Products in the Territory and required for the conduct of the Business as it is currently conducted and all such Product Registrations and authorizations are in full force and effect.

e.	Assets

Seller has good and marketable title to all the Acquired Assets, free and clear of all liens. The execution and delivery of this Agreement does not, and the consummation of the transactions herein contemplated will not, create any lien on the Acquired Assets in favor of third parties and will not violate any law, or terms of any contract, agreement or undertaking binding on Seller that will not have been waived or consented to prior to or upon the Closing. Seller further warrants that it has not granted any rights to any third party with respect to the Acquired Assets which rights will not be released prior to or upon the Closing, including the Intellectual Property Rights of Seller included in the Acquired Assets which could adversely impact transfer of ownership of the Products and other Acquired Assets. The Acquired Assets constitute all the assets and rights sufficient for Purchaser to conduct in all material respects the manufacturing, marketing, sale and distribution of the Products.

f.	Taxes

Seller and its Affiliates have duly paid all Taxes and other governmental charges, if any, due and payable upon the Acquired Assets and any income or sales tax, if any, relating to the Acquired Assets prior to the Closing Date. Neither the Internal Revenue Service nor any other taxing authority has in the past asserted or is now asserting or, to the best knowledge of Seller, is threatening to assert against Seller or its Affiliates, any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith with respect to the Acquired Assets.

g.	Regulatory Matters

(a) All approved ANDAs and NDAs relating to the Products and each such approved ANDA and NDA is valid, effective and in full force and effect and there are no proceedings pending, or to the knowledge of Seller, threatened which would reasonably be expected to result in the revocation, cancellation or suspension thereof. None of the approved ANDAs or NDAs for the Products requires any further approval of the FDA or any other Government Agency for the purpose for which they currently are being manufactured or sold by or on behalf of Seller. This Section 5.1(g)(a) does not apply to the deregistration and related activities commenced in the United Kingdom.

(b) The Products now being distributed meet the requirements of applicable Regulatory Authority laws and regulations. With respect to the Products, Seller has made available to Purchaser copies of (i) all material regulatory filings and Product Approvals, including applications for Product Approvals, and (ii) all serious adverse event reports and periodic adverse event reports that have been filed with the FDA since January 1, 2005, including any material correspondence or other material documents.  Seller shall maintain and file with the FDA any customer complaints that are directed to the Seller for any Product sold prior to the Closing Date.

(c) All regulatory materials submitted or filed by Seller with the FDA was, at the time of submission or filing, true, complete and accurate in all material respects, and no serious adverse event information has come to the attention of Seller or its Affiliates that is materially different with respect to the incidence, severity or nature of such serious adverse events than the information that was filed as safety updates to any such regulatory submissions.

(d) Neither Seller nor any of its Affiliates, nor any of its or their respective officers, employees, or agents has made an untrue statement of material fact or fraudulent statement to the FDA with respect to the development of Products, failed to disclose a material fact required to be disclosed to the FDA with respect to the development of the Products, or committed an act, made a statement, or failed to make a statement with respect to the development of Products that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto.

(e) There are no known or pending, actions with respect to Product withdrawals, field actions or recalls.

h.	Brokers

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any of its Affiliates.

	i.	No Undisclosed Liabilities

Seller has no claim or liability known or unknown or due or to become due with respect to the Business or the Acquired Assets, except (i) as required by Applicable Accounting Principles, claims and liabilities which are reflected and reserved against on the Seller’s balance sheet dated as of the Closing Date or Schedule M(i) which have not been paid or discharged since the date thereof, (ii) accounts payable and accrued expenses incurred in the ordinary course of the Business consistent with past practice since June 30, 2011 which have not caused the level of Seller’s accounts payable or accrued expenses to increase materially from the amounts reflected on the Seller’s balance sheet, dated as of the Closing Date, as required by Applicable Accounting Principles, or Schedule M(ii), and (iii) liabilities arising in the ordinary course of business consistent with past practice under the Assumed Contracts (other than any liability resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement or violation of law).

5.2	Representations and Warranties of the Purchaser

The Purchaser represents and warrants to the Seller that the statements contained in this Section 5.2 are true and correct as of the Closing Date:

	a.	Organization of the Purchaser

Purchaser is a duly organized corporation, validly existing and in good standing under the laws of the State of Delaware.

	b.	Authorization of Transaction

The Purchaser has full power and authority, and has taken all requisite internal corporate action, to execute and deliver this Agreement, the Ancillary Agreements and any other agreements contemplated hereunder and to perform its obligations thereunder.  This Agreement constitutes, and the Ancillary Agreements will constitute, the valid and legally binding obligations of the Purchaser, enforceable against it in accordance with their terms and conditions.  The Purchaser is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency not previously obtained in order to consummate the transactions contemplated in this Agreement.

c.	Non-Contravention

The execution, delivery and performance of this Agreement, the Ancillary Agreements and any other agreements contemplated hereunder by the Purchaser and the consummation of the transactions contemplated hereby and thereby do not and will not in any material way (i) result in the material breach of, constitute a material default under, result in the creation of any right of termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Seller or its Affiliates under or require any notice, consent or waiver under any agreement, instrument, lease, license or other contract (including the Assume Contracts) to which Seller or any of its Affiliates is a party; (ii) violate or result in a material breach of any law, statute, regulations, judgment or other restriction of any government, government agency or court to which the Purchaser is subject, (iii) violate or result in the breach of or a default under any provision of Purchaser’s articles of incorporation or bylaws, or (iv) adversely affect the ability of Purchaser to consummate the transactions contemplated hereby.

Section 6.   ADDITIONAL REPRESENTATIONS AND WARRANTIES CONCERNING SELLER

The Seller represents and warrants to the Purchaser that the statements contained in this Section 6 are true and correct as of the Closing Date:

6.1	Organization, Qualification and Corporate Power

The Seller is a legal entity duly organized, validly existing and in good standing under the laws of the State of Illinois, and has the corporate power and authority to carry on its business as being conducted and to consummate the transactions contemplated hereby.

6.2	Accounts

The Accounts have been prepared in accordance with Applicable Accounting Principles and fairly and accurately represent the financial situation and results of the Seller with respect to the Products and the Business at the applicable dates thereof.

6.3	Intellectual Property Rights

	a.	The Intellectual Property Rights represent all intangible rights owned by or licensed to the Seller in connection with the manufacture, supply, use, sale or offer for sale of the Products.

b.
The Seller either is the sole and exclusive owner of, with all right, title and interest in and to (free and clear of any liens, subject to licenses to third-parties) the Intellectual Property Rights, or has rights to the use and to transfer such rights to Purchaser of all of the Intellectual Property Rights pursuant to an Assumed Contract.

	c.	Attached as Schedule D hereto is a list of all Trademarks that are used in the conduct of the Business, which shall be transferred to the Purchaser pursuant to this Agreement.

d.
Except as set forth on Schedule I(ii), all application, registration, issuance, maintenance, renewal and other filing fees relating to any of the Intellectual Property Rights that are due at any time prior to the Closing Date hereof have been paid in full, and all necessary documents and certificates in connection with the Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the Territory, for the purposes of maintaining such Intellectual Property Rights.

e.
Except as set forth on Schedule I(iii), the Intellectual Property Rights constitute all of the Intellectual Property Rights owned or controlled by Seller or its Affiliates which is related primarily to the Products.

f.
Except as set forth on Schedule I(iv), neither Seller nor any of its Affiliates has received at any time during the three (3) year period preceding the date hereof written notice from any Person claiming that the conduct of the Business and/or the manufacture, sale, development, composition or use of the Products infringes, misappropriates or otherwise violates any intellectual property rights of any Person.

6.4	Future Activities

Seller agrees and acknowledges that from the Closing Date through the end of the Royalty Period, Seller agrees on behalf of itself and its Affiliates that Seller and its Affiliates are prohibited from developing, manufacturing, using, selling or commercializing in any manner any of the Products in their generic form, including investing in or assisting any Person who is developing, manufacturing, using, selling or commercializing in any manner any of the Products in their generic form.

6.5	Litigation

There have not been any claim(s), notices, warning letter(s) relating to any third party patents or patent applications, actions, suits, proceedings, arbitrations, investigations, including liabilities for product liability, product warranty, claims for patent, or intellectual property infringements or litigation, complaints, actions, suits or proceedings against any of the Acquired Assets, or any other claims of any nature or kind which relates to any of the Acquired Assets, which have been filed or threatened in writing by or before any court, Government Agency or private arbitration tribunal against Seller or any of its Affiliates and arising out of the operation or ownership of the Acquired Assets in the six (6) year period prior to the date of this Agreement, in each case having a Material Adverse Effect on the Acquired Assets and/or the transactions contemplated hereby. There are no civil, criminal, or administrative law litigation (including arbitration proceedings), complaints, actions, suits or proceedings or, to the Seller’s best knowledge, investigations pending, or to the Seller’s best knowledge, threatened against the Seller or its Affiliates in connection with the Business (including product liability or patent infringement claims).

6.6	Permits

a.
Seller possess all material permits, permissions, consents, licenses, certificates of public convenience, orders and other authorizations and exemptions which are required to conduct the Business as currently conducted and does not contravene, and to the Seller’s best knowledge has not contravened, any material conditions of such permits, permissions and exemptions.

	b.	Seller has all Product Registrations required to market and sell the Products in each country where they are being sold by the Seller, its Affiliates or its designees.

6.7	Contracts

Each material Assumed Contract is valid, binding and in full force and effect, and except as expressly set forth in Schedule J(i), no breach or default or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by the Seller or any Affiliate of the Seller with respect to the Business or, to the Seller’s knowledge, any other party or obligor with respect thereto, exists and is continuing which in each case would reasonably be expected to materially impair the benefits expected to be derived therefrom. The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not result in a breach of or default under any material Assumed Contract, will not (and will not give any Person a right to) terminate or modify any rights of, or accelerate or augment any obligation of the Seller (with respect to the Business) or the Purchaser, and do not require any consent, approval, waiver or other action by any party to any such material Assumed Contract, other than the consents and approvals identified in Schedule J(ii).

Section 7.  PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period before the Closing:

7.1	RESERVED

7.2	Confidentiality

The Parties agree and acknowledge that they are both parties to that certain Nondisclosure Agreement dated as of June 30, 2011 (the “Existing NDA”) which shall remain in effect.  The terms of this Agreement shall be deemed to be “Confidential Information” (as defined below) of each Party and, as such, shall also be subject to the provisions of Section 9 of this Agreement.

(a)           Definition.  As used in this Agreement, “Confidential Information” means any confidential or proprietary information that is disclosed by one Party (“Disclosing Party”) to the other Party (“Recipient”), whether in writing or other tangible form, orally or otherwise.  Confidential Information includes (i) information about processes, systems, strategic plans, business plans, operating data, financial information and other information and Know-How, and (ii) any analysis, compilation, study or other material prepared by Recipient (regardless of the form in which it is maintained) that contains or otherwise reflects any information disclosed or made available by Disclosing Party to Recipient.  Confidential Information does not include information that:

(i) at the time of disclosure to Recipient, is already generally available to the public;

(ii)          after disclosure to Recipient, becomes generally available to the public other than as a result of a breach of this Agreement or the Existing NDA by Recipient (including any of its Affiliates or agents);

(iii)         Recipient can establish was already in its possession at the time the information was received from Disclosing Party if its source was not bound to an obligation of confidentiality with respect to such information; or

(iv) Recipient can establish was developed independently by Recipient without use, directly or indirectly, of any Confidential Information.

(b)           Limitations on Disclosure and Use.  Confidential Information must be kept strictly confidential and may not be disclosed or used by Recipient except as specifically permitted by this Agreement or as specifically authorized in advance in writing by Disclosing Party.  Recipient may not take any action that causes Confidential Information to lose its confidential and proprietary nature or fail to take any reasonable action necessary to prevent any Confidential Information from losing its confidential and proprietary nature.  Recipient will limit access to Confidential Information to its employees, officers, directors or other authorized representatives (or those of its affiliates) who (a) need to know such Confidential Information in connection with this Agreement and (b) are obligated to Recipient to maintain Confidential Information under terms and conditions at least as stringent as those under this Agreement.  Recipient will inform all such persons of the confidential and proprietary nature of Confidential Information and will take all reasonable steps to ensure they do not breach their confidentiality obligations, including taking any steps Recipient would take to protect its own similarly confidential information.  Recipient will be responsible for any breach of confidentiality obligations by such persons.

(c)           Equitable Relief.  Each Party acknowledges that, when it is the Recipient, money damages would not be a sufficient remedy for Disclosing Party in the event of any breach of this Agreement and that Disclosing Party is entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach.  Recipient further agrees to waive any requirement for the posting of any bond in connection with any such remedy.  Such remedy will be in addition to any other available remedies at law or in equity.

(d)           Disclosures Required by Law.  If Recipient is required by law to disclose any Confidential Information, Recipient will give Disclosing Party prompt notice and will use all reasonable means to obtain confidential treatment for any Confidential Information that it is required disclose before making any such disclosure.  If Recipient cannot assure confidential treatment and it has used reasonable efforts to do so, Recipient may disclose Confidential Information if it is required by law to disclose the information it discloses.  Notwithstanding the foregoing, Disclosing Party may request Recipient to take additional steps to seek confidential treatment before Recipient discloses Confidential Information even though Recipient has otherwise exhausted all reasonable efforts to do so.  In such event, Recipient will undertake such additional steps at Disclosing Party’s expense.

(e)           Effect of Termination.  If this Agreement is terminated prior to the Closing occurring, each Party shall return to the other any Confidential Information of the other Party and provide a written verification of such return or, at that Disclosing Party’s request, destroy such Confidential Information and provide written notification of such destroyed Confidential Information.  Each Party’s obligation to maintain the confidentiality of Confidential Information shall survive for a period of ten (10) years following the Closing or earlier termination of this Agreement.

Section 8.  POST-CLOSING COVENANTS

8.1	General

In case at any time after the Closing any further action is necessary to perfect the transfer of ownership of the Products, the Business, the Acquired Assets, the Trademarks, and/or such other actions as may be required to achieve the purposes of this Agreement, each Party will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 9 below).

8.2	Litigation Cooperation

In the event and for so long as a Party is actively contesting or defending against any charge, complaint, suit, hearing or investigation by a third party in connection with (i) any transaction contemplated by this Agreement or (ii) any fact, circumstance, action, failure to act or transaction on or prior to the Closing Date involving the Business, the other Party will cooperate with it and its counsel in the contest or defense as shall be reasonably necessary in connection with the contest or defense, all at the cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 9 below).

8.3	Cooperation and Access to Financial Books and Records

If requested by a Party, the other Party shall furnish to the requesting Party, at the cost of the requesting Party, all data and other information relating to the Business as the requesting Party may reasonably require for financial reporting and to calculate its income Tax liability in respect of the Business for periods prior to the Closing Date and to prepare Tax reviews, Tax Returns and declarations in respect thereof. If additional information is thereafter required by a Party in connection with the calculation of such liability or the preparation of such Tax reviews, Tax Returns, amended Tax Returns or declarations or in Tax examinations, the other Party shall furnish such information in a timely manner and at the cost of the requesting Party; the Purchaser shall also provide reasonable assistance to the Seller in connection with any Tax audits or other administrative or juridical proceedings involving the Business and affecting such income Tax Returns. The Purchaser shall not, without the prior written consent of the Seller, initiate any contact or voluntarily enter into any agreement with, or volunteer any information to, the taxing authorities with regard to specific items on any such Tax Returns or declarations, except as required by law.

8.4	Ceasing to use “Lundbeck “ Product Labeling

Following the Closing, the Purchaser and its Affiliates while conducting the Business shall have the right to continue to use and/or permit its distributors to use the “Lundbeck” name and mark as affixed to Product Inventory, labeling, and packaging materials existing as of the Closing Date at no additional cost.  As of the Closing Date, Seller hereby grants to Purchaser and its Affiliates, and Purchaser hereby accepts the “Lundbeck” name and mark a non-exclusive royalty-free license to use and/or permit its distributors to do so. However, the Purchaser agrees that it and its Affiliates will (i) use Reasonable Efforts to cease their use of the name “Lundbeck” and/or any reference thereto, (ii) take prompt action (including with respect to the Regulatory Authorities) to accomplish that they will, as promptly as reasonably practicable, but in any event within twelve (12) months from the Closing Date (unless both Parties agree in writing to a different time period), no longer use a trade name or trademark and logo making reference to the name “Lundbeck” and to remove all other references to “Lundbeck” in Purchaser’s advertising, marketing, sales and promotional materials, and (ii) be responsible for disposing of all obsolete “Lundbeck” inventory to the extent it is not sold by Purchaser or its Affiliates within twelve (12) months from the Closing Date and Purchaser shall also be responsible for any relabeling expense to remove the “Lundbeck” label and replace it with Purchaser’s label if such re-labeling is allowed by the applicable Regulatory Authority. In no event shall Purchaser be required to recall any Product from an end customer.

8.5	Disclosure

Without prejudice to any press release issued with the consent of the other Party, except in so far as may be required by Applicable Law including those of any relevant stock exchange, the material terms of this Agreement (including the price) or any transaction contemplated hereby shall not be disclosed by any Party without the prior written consent, which consent shall not be unreasonably withheld, of the other Party or Parties and, if such disclosure is required, the Parties shall co-operate in connection therewith.  The foregoing covenant shall not apply if (i) the Person to whom the disclosure is made is bound by a confidentiality obligation in relation thereto, (ii) such disclosure is necessary in connection with the obtaining by a Party of financing, (iii) such disclosure is otherwise necessary to effectuate this Agreement, (iv) such disclosure is made upon the written advice of counsel or accountants in connection with compliance with the Securities and Exchange Commission, a stock exchange or similar authority.  Seller hereby agrees to promptly and fully cooperate with Purchaser, at Purchaser’s expense, in preparing complete, accurate and timely filings made with the Securities and Exchange Commission with this Agreement and the transactions contemplated hereunder.

8.7	Press Release

On or shortly after the Closing Date, Seller shall issue a press release in the form attached hereto as Schedule K.  Furthermore, either Party may issue its own subsequent press release regarding the transactions contemplated hereby, the text of which first must be reviewed and approved by the other Party, provided that any press release shall not disclose any Confidential Information of either Party.

8.8	Merck Agreements

Purchaser hereby agrees to honor and perform all obligations assumed by Purchaser under the Master Purchase and Sale Agreement and related Supply Agreement between Ovation Pharmaceuticals, LLC (Seller’s predecessor) and Merck & Co., Inc., dated August 10, 2005, as amended (the “Merck Agreements”), or such time as otherwise mutually agreed upon by the Purchaser and Seller.  The assumption of the Merck Agreements by Purchaser shall be deemed to be Assumed Liabilities pursuant to Section 2.4.

8.9	Continued Sale of Products

In addition to satisfying all continuing Products sales obligations in the Merck Agreements, for a period of twenty four (24) months after the Closing Date for all Ex-USA Product Registrations, Purchaser shall use its Reasonable Efforts to maintain such Ex-USA Product Registrations in good standing, and to continue to supply the Products in the applicable countries in the Territory where such registrations exist as of the Closing Date (United Kingdom excluded). In addition to the provisions stated herein or as stated under Section 8.8, under no circumstance does Purchaser have the right to discontinue Products in New Zealand prior to July 31, 2012.  Purchaser assumes all liability and hereby indemnifies Seller for all costs and liabilities resulting from Purchaser’s non-compliance with this Section 8.9; provided however, notwithstanding anything to the contrary herein, under no circumstances shall Purchaser be liable for the discontinuance of Products in New Zealand prior to July 31, 2012 if Purchaser is unable to supply the Product due to unavailability of materials by a supplier that is utilized by Purchaser pursuant to an Assumed Contract.

8.10	Diuril Tech Transfer

Purchaser shall make the applicable filings to transfer the manufacture of the Diuril Product at its manufacturing facility located in Decatur, IL or another facility (“Tech Transfer Filing”) within fifteen (15) months of the Closing Date of this Agreement (the “Tech Transfer Filing Date”).  Failure due to Purchaser’s fault to make the Tech Transfer Filing by the Tech Transfer Filing Date shall result in Purchaser paying Seller a Tech Transfer Filing Penalty Amount (as defined below) unless Purchaser has qualified an alternative source that supplies Diuril Product.  For purposes of clarity, any submission to a Regulatory Authority that is not accepted for filing, due to Purchaser’s fault (as determined by Schedule N), shall not be considered to have been filed.

The “Tech Transfer Filing Penalty Amount” shall be an amount that is equal to seventy five (75%) percent of Diuril Product (and any generic, private label, or other version of Diuril Product sold by Purchaser or its Affiliate, which derives its rights under this Agreement) Gross Sales Revenue as measured by the sales from the period of the first twelve (12) months following the Closing Date of this Agreement (the “Tech GSR Amount”), such Tech GSR Amount to be pro rated  for each year or portion thereof after the Tech Transfer Filing Date that such Tech Transfer Filing has not occurred.

For determination of fault, please see Schedule N.

8.11	Product Pricing

Purchaser shall not raise the price of any Product while such Product is being sold by Purchaser in Seller’s labeling or packaging.  Purchaser may only sell such existing Inventory of Product in Seller’s labeling and packaging until the earlier of (i) twelve (12) months after the Closing Date, and (ii) the sale of all finished Product Inventory existing as of the Closing Date.

8.12	Nembutal Distribution

Purchaser may only sell Nembutal pursuant to Seller’s “Restricted Distribution Plan and Rationale” document attached hereto as Schedule L until the entry of the first Nembutal Generic Entrant.

Section 9.  REMEDIES FOR BREACHES OF THIS AGREEMENT

9.1	Survival

All Warranties of the Parties contained in this Agreement shall survive the Closing and continue in effect for the following periods (each a “Survival Period”):

	a.	the Warranties contained in Section 6 (other than the Warranties contained in Sections 6.1, 6.2, 6.3, 6.4 and 6.7) shall expire eighteen (18) months after the Closing Date;

	b.	the Warranties contained in Sections 5 (except 5(1)(a)) 6.2, 6.3 and 6.7 shall expire two (2) years after the Closing Date;

	c.	the Warranties contained in Section 5(1)(a) and Section 6.1 shall not be limited in time;

d.
the Warranties contained in Section 6.4 shall expire upon termination of the Royalty Period; and each Party must assert any Claim involving a Breach of Warranty against the other Party by providing a notice before expiration of any applicable survival period and in accordance with the procedure set forth in Section 9.4 below. Notwithstanding any provision to the contrary, as long as a Claim is asserted timely, such Claim will continue to be valid and assertable even though the survival period may subsequently expire before the Claim is resolved.

9.2	Liability of the Seller

The Seller agrees to indemnify, defend and hold harmless the Purchaser and its Affiliates and, if applicable, their respective successors and assigns, officers, directors, employees and agents (collectively, the “Buyer Indemnified Parties”) from and against any and all claims, actions, causes of action, judgments, awards, liabilities, losses, costs (including reasonable attorney’s fees and other reasonable out-of-pocket costs incurred in investigating the foregoing) or damages (collectively, the “Losses”) arising out of or based upon any of the following:

	a.	any material breach of any Warranties by the Seller or its Affiliates in this Agreement or in any Ancillary Agreement;

	b.	any material breach by the Seller or its Affiliates of any of their respective agreements or covenants set forth in this Agreement or in any Ancillary Agreement;

	c.	any Excluded Liabilities and Excluded Assets;

	d.	Seller’s or its Affiliates’ use, ownership, possession of any of the Products or sale of the Products prior to Closing; and

	e.	all liability for Seller’s failure to pay Purchaser for any Clawback Amount due under the First Clawback Period and any Second Clawback Amount due under the Second Clawback Period.

9.3	Limitations on Liability of the Seller

Notwithstanding anything in this Agreement to the contrary:

a.
The indemnification obligations of Seller under Section 9.2(a) shall not exceed in the aggregate forty percent (40%) of the Purchase Price (the “Cap”), provided, however, for breaches of Sections 9.2(b) and 9.2(e) or Seller’s fraud, the Cap shall not apply and the indemnification obligations of Seller and shall not exceed in the aggregate an amount equal to the Purchase Price; and provided further, however, for breaches under Section 9.2(c), 9.2(d), neither the Cap nor the foregoing Purchase Price limitation shall apply.

b.
No demand for damages relating to a Breach of the Warranties shall be instituted by the Purchaser unless the aggregate of all Claims exceeds US$100,000 (One Hundred Thousand and no/100 Dollars) whereby, in case this threshold is exceeded, the Purchaser shall be entitled to claim for damages from the first dollar, and moreover no individual Claim may be counted as part of such demand if such individual Claim is below US$5,000 (Five Thousand and no/100 Dollars).

c.
The amount of any Loss for which indemnification is provided under Section 9.2 or Section 9.7 shall be net of (a) any amount actually recovered by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any third-party and (b) any insurance proceeds actually received as an offset against such Loss (other than from any self-insurance).

d.	In no event shall the Seller be liable for a matter to the extent that it has already resulted in a Purchase Price reduction in accordance with Section 2.5 or 2.7.

e.
No liability shall attach to the Seller and no Claim may be made to the extent that the matter giving rise to such Claim is remedied to the Purchaser's satisfaction within the period of thirty (30) days following the Purchaser’s notice as defined in Section 9.4 below.

f.
Purchaser shall make, and shall cause its Affiliates to make, commercially Reasonable Efforts to mitigate any Loss upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto; provided that the foregoing shall not be deemed to limit the ability of Purchaser and its Affiliates to incur reasonable costs and expenses in connection therewith.

g.
For the avoidance of doubt, the term “Loss” includes any and all claims, actions, suits, demands, assessments, interest, penalties, fines, judgments, losses, liabilities (including strict liabilities), damages, costs and expenses (including without limitation, reasonable attorney’s fees, advisors’ and consultants’ fees and expenses, accounting fees, and defense and investigation costs) and of any settlement, of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable (including without limitation, fees and expenses incurred in enforcing this indemnity); provided, however, except as may occur in connection with third party claims, Losses shall not include, and no party shall be liable for, any incidental or consequential damages, including loss of revenue, income or profits, loss in value of assets or punitive, exemplary, special or indirect damages.

h.
The Purchaser further acknowledges and agrees that this Agreement is entered into on the basis and condition that, save where and to the extent expressly agreed otherwise, none of the officers, employees or advisors of the Seller has made or makes any Warranty in his or its individual capacity as to the accuracy or completeness of the due diligence information, or accepts any duty of care in relation to the Purchaser regarding such information, and that none of such officers, employees or advisors shall be under any liability to the Purchaser in his or its individual capacity in the event that, for whatever reason, such information is or becomes untrue or incorrect in any respect.  Nothing in this provision shall be deemed to adversely affect Purchaser’s indemnification rights and remedies as against the Seller as provided herein.

i.
The Seller further acknowledges and agrees that this Agreement is entered into on the basis and condition that, save where and to the extent expressly agreed otherwise, none of the officers, employees or advisors of the Purchaser has made or makes any Warranty in his or its individual capacity as to the accuracy or completeness of the due diligence information, or accepts any duty of care in relation to the Seller regarding such information, and that none of such officers, employees or advisors shall be under any liability to the Seller in his or its individual capacity in the event that, for whatever reason, such information is or becomes untrue or incorrect in any respect.  Nothing in this provision shall be deemed to adversely affect Seller’s indemnification rights and remedies as against the Purchaser as provided herein.

	j.	Any payment made by the Seller in respect of a Breach of Warranties or any other liability under this Agreement shall be deemed to be a reduction of the Purchase Price.

9.4	Making of Claims

a.
If either Party has received notice from a third party regarding a matter for which either Party or its Affiliates may be liable, the Party receiving notice shall within thirty (30) days, or if the Party not in breach acquires actual knowledge of facts or circumstances on the basis of which  the Party not in breach has a Claim, it shall within ninety (90) days, deliver to the other Party or its Affiliates a written notice which will include in detail the facts and circumstances pertaining to such Claim, a detailed specification and calculation thereof (to the extent reasonably determinable) and supporting documents sufficiently evidencing the amount of the damages (to the extent reasonably determinable) which a Party alleges to have suffered or incurred (a “Claim Notice”).  A failure by either Party to give notice of the notice, facts, action or suit in a timely manner pursuant to this Section 9.4 shall not limit the obligation of the either Party under this Section 9, except (a) to the extent that Party is actually prejudiced thereby and (b) the extent the Claim is made following the end of the applicable Survival Period.

b.
Each Party or its Affiliates will notify the other Party within thirty (30) days after receipt of any Claim Notice whether or not they dispute the Claim described in such Claim Notice.  If no such notice disputing the Claim is received within this period, the Claim is deemed to be accepted, unless the matter giving rise to such Claim is remedied to both Party’s satisfaction and the Parties agree upon such in writing within the period of thirty (30) days following delivery of the notice.

c.
If an Indemnifying Party or its Affiliates have timely disputed their liability with respect to such Claim, the Parties or their respective Affiliates will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within thirty (30) days following the receipt of notice from the Indemnifying Party disputing its liability hereunder, such dispute shall be resolved in accordance with Schedule N.

d.
Any Claim shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been withdrawn (and no new Claim may be made in respect of the facts giving rise to such withdrawn Claim) unless such Party making the Claim shall have completed in good faith the dispute resolution process set forth herein in Schedule N.

e.
Any indemnification of the Purchaser by the Seller or its Affiliates under this Section will be effectuated against subrogation of the Seller or its Affiliates in their rights of the Purchaser with respect to third parties or against assignment, to the extent possible, to the Seller or its Affiliates of the rights of the Purchaser with respect to third parties in respect of the matter for which indemnification is provided, so long as and to the extent Purchaser has received full satisfaction and payment for the Claim from Seller for such third party claim and Purchaser has been forever released from all liability and obligation related to such Claim.

9.5	Conduct of Litigation

In case a Claim could arise with respect to any negotiation, dispute or litigation relating thereto with any third party for which only money damages are sought, the Seller or its Affiliates shall have the right at their expense to elect a legal and/or tax adviser to assist the Seller or its Affiliates in contesting and/or defending such Claim.

a.
Purchaser will grant to the Seller or its Affiliates or their counsel all authorizations and all assistance reasonably necessary (at the Seller’s or its Affiliates expense) to enable them to defend such matter and to properly conduct any litigation resulting therefrom; and

	b.	Purchaser may retain separate co-counsel and participate in the defense of such Claim at its own expense; and

c.
So long as the Seller or its Affiliates have assumed and are conducting the defense of such Claim neither the Purchaser nor its Affiliates shall acknowledge any liability or reach an agreement with respect to a fact or circumstance that may lead to a Claim without the prior written consent of Seller or its Affiliates (not to be unreasonably withheld or delayed); and

d.
No indemnifying party hereunder may consent to the entry of any judgment that does not relate solely to monetary damages arising from any third party claim without the prior written consent of the indemnified party (which consent shall not be unreasonably withheld). The indemnifying party shall permit the indemnified party to participate in, but not control, the defense of any such action or suit through counsel chosen by the indemnified party, provided that the fees and expenses of such counsel shall be borne by the indemnified party.

The Purchaser shall ensure that the Seller or its Affiliates can, if so requested by it, compromise or defend, at their own expense and by their own counsel, any such dispute.  If the Seller or its Affiliates shall undertake to compromise or defend any such asserted liability, it shall promptly notify the Purchaser in writing of its intentions to do so.

In case a Claim could arise with respect to any negotiation, dispute or litigation relating thereto with any third party for which equitable relief is sought, Purchaser shall have the right at their expense to contest or defend against such claim. Seller will grant to the Purchaser, its Affiliates and counsel all authorizations and all assistance reasonably necessary to enable them to defend such matter and to properly conduct any litigation resulting therefrom, at Seller’s reasonable expense to be reimbursed by Purchaser. So long as the Purchaser or its Affiliates have assumed and are conducting the defense of such Claim neither the Seller nor its Affiliates shall acknowledge any liability or reach an agreement with respect to a fact or circumstance that may lead to a Claim without the prior written consent of Purchaser or its Affiliates (not to be unreasonably withheld or delayed). Even if Purchaser opts to contest or defend a Claim, Purchaser retains the right to make a Claim for indemnification related thereto under this Agreement.

9.6	Limited Remedies

The sole remedy of the Parties for any breach of this Agreement (including a Breach of Warranties) shall be indemnification in accordance with the terms of this Agreement or an action for specific performance or Losses in addition to any other remedy to which they are entitled at law or in equity and the Parties shall not be entitled to terminate, rescind or dissolve this Agreement in whole or in part, unless expressly stated otherwise herein. Nothing in this Section 9.6 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party's fraudulent, criminal or intentional misconduct.  Further, Purchaser shall have the right to set-off one half the Second Payment (US$7,500,000) due, if any, due from Purchaser to Seller hereunder (including the Second Payment, and royalty payments) against any claim made by Purchaser under Section 9 hereof until resolution of such claim.

9.7	Liability of the Purchaser

The Purchaser hereby agrees to indemnify, defend, and hold harmless the Seller and its Affiliates and, if applicable, their respective successors and assigns, officers, directors, employees and agents (collectively, the “Seller Indemnified Parties”) from and against any and all Losses arising out of or based upon the Purchaser’s or its Affiliate’s material breach of any of its covenants or obligations to be performed by Purchaser pursuant to this Agreement, or any material breach of the Warranties of Purchaser contained in Section 5.2, as of the date such Warranty was made or as if such Warranty was made on and as of the Closing Date (except for Warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date).

9.8	Indemnification by the Purchaser

The Purchaser shall indemnify the Seller and its Affiliates against and hold the Seller and its Affiliates harmless from any damages that are or may be incurred by the Seller or its Affiliates after the Closing in connection with the conduct of the Business after the Closing, unless expressly agreed otherwise in this Agreement.

Section 10. CERTAIN SUBSTANTIVE PROVISIONS

10.1	Transition

The Seller and the Purchaser will mutually cooperate to:

	a.	assist the Purchaser in a smooth transition of the ownership of the Acquired Assets and Assumed Liabilities; and

b.
for their mutual benefit take reasonable precautions to keep the negotiations of the Parties to this Agreement and future plans of the Parties confidential and not to disclose such plans to third parties.

10.2	Orders

All orders placed before the Closing Date for delivery of Products after the Closing Date and accepted by the Seller in the ordinary course of business and consistent with past practice shall be deemed orders accepted by the Seller for the benefit and account of the Seller and the Purchaser undertakes to accept and deliver those orders on the terms and conditions as agreed upon by the Seller with the pertaining customer.

10.3	Access to Books and Records

Until the later of (i) the expiration of the statute of limitations applicable to the Seller’s Income Tax Returns or (ii) three (3) years from the Closing Date, the Purchaser will not, without the written consent of the Seller, destroy or otherwise dispose of any books or records transferred to the Purchaser relating to the Business or the Products.  In any event, the Purchaser will notify the Seller and allow the Seller to take possession of any books or records prior to their destruction or disposal by the Purchaser.  In the event that demand shall be made or suit shall be instituted against the Seller or its Affiliates seeking payment or other performance of any contract, commitment or obligation of the Seller or its Affiliates in connection with the Business, the Purchaser will, during normal business hours and upon request of the Seller provide access by the Seller to such books and records and provide such assistance and cooperation as shall be reasonably necessary for the Seller to comply with or defend against such demand or suit, all at Seller’s sole expense.  Nothing contained in this Section 10.3 shall obligate the Purchaser to (i) take actions that would unreasonably disrupt the normal course of business, (ii) violate the terms of any contract to which it is a party or to which it or any of its assets is subject, (iii) grant access to any of its proprietary, confidential or classified information; or (iv) cause the waiver of any right to assert that a document is subject to the attorney-client privilege or other privileges.

10.4	Financial Information

From and after the Closing Date, the Purchaser shall provide to the Seller in a timely fashion upon Seller’s request and at Seller’s expense, such financial information related to periods prior to the Closing Date, as is necessary or appropriate to enable the Seller and its Affiliates to include the financial results of the Seller in consolidated financial statements.

10.5	Waiver of Bulk Sales Law Compliance

Purchaser hereby waives compliance by Seller with the requirements, if any, of Section 6 of the Uniform Commercial Code as in force in any state in which the Acquired Assets are located and all other Laws, including Tax laws, applicable to bulk sales and transfers, to the extent applicable to the transactions contemplated by this Agreement.

Section 11. MISCELLANEOUS

11.1	Succession and Assignment

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party, provided, however, that either Party may (i) assign any of its rights and interests under it to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform all or certain of their obligations hereunder (in any or all of which cases the assigning Party nonetheless shall remain liable and responsible for the performance of all of its obligations under it).  Seller represents that on or about January 1, 2012, Seller shall merge into Lundbeck LLC (the “New Entity”), and by operation of law or otherwise, the New Entity shall be liable and responsible, for performing all of Seller’s obligations hereunder; provided, however, that Seller shall also remain liable and responsible, to the extent its existence as Lundbeck Inc. continues, if at all, for the performance of all of its obligations hereunder.

11.2	Notices

All notices and other communications under this Agreement shall be in writing and in the English language and shall be deemed given (i) when delivered by hand or mail, (ii) when transmitted by facsimile, with confirmation of receipt; provided that a copy is sent at the same time by registered or certified mail, return receipt requested, or (iii) three (3) days after being sent by overnight express delivery service, to the addressee at the following addresses (or to such other address as a Party may specify from time to time by notice hereunder):

If to the Seller:

Lundbeck LLC.
Four Parkway North
Deerfield, IL 60015
Fax: (847) 282-1059
Attn: General Counsel

If to the Purchaser:

Oak Pharmaceuticals, Inc.
c/o Akorn, Inc.
1925 West Field Court, #300,
Lake Forest, IL 60045
Fax: 800-279-6123
Attn: Sean Brynjelsen

With a copy to:

1925 West Field Court, #300,
Lake Forest, IL 60045
Fax: 800-279-6123
Attn: Legal Department

If to the Akorn, solely as guarantor for Oak for Sections 2.5 and 2.8:

Akorn, Inc.
1925 West Field Court, #300,
Lake Forest, IL 60045
Fax: 800-279-6123
Attn: Legal Department

11.3	Amendments and Waivers

No amendment of any provision of this Agreement shall be valid unless the same is in writing and duly executed by all Parties.  No waiver by any Party of any default, misrepresentation, or Breach of Warranty or covenant under this Agreement, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or Breach of Warranty or covenant under this Agreement or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

11.4	Severability

Any provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining provisions of this Agreement or the validity or enforceability of the offending provisions in any other situation or in any other jurisdiction, and such invalid or unenforceable provision shall be replaced by a valid and enforceable provision that reflects its purpose to the maximum extent permitted by law.

11.5	Expenses and Taxes

Expect as otherwise stated herein each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated by it.  Any sales tax, excise tax, transfer tax, recording tax or other tax or fees imposed upon the transfer of the Business and the Products to the Purchaser (other than any income or similar Taxes which shall remain at all times for the account of the Seller) shall be for the account of the Purchaser.

11.6	Legal Advice

The Purchaser acknowledges that it has had the opportunity to consult with independent counsel of its choice with regard to the transactions contemplated under this Agreement, prior to the execution of this Agreement.

11.7	No Third Party Beneficiaries

This agreement contains no stipulations for the benefit of a third party which could be invoked by a third party against a Party to this Agreement.

11.8	Counterparts

This Agreement may be executed in one or more counterparts, which may be delivered by facsimile or comparable electronic transmission, all of which will together represent one and the same agreement and all signatures need not appear on any one counterpart.

11.9	Public Announcements

Except as set forth in Section 8.6 and Section 8.7, neither party shall issue any press release or public announcement concerning the transaction contemplated in this Agreement or the terms of this Agreement without the prior written approval of the other Party, provided that nothing in this Section will prevent the disclosure of information which is necessary to comply with any Applicable Laws.

11.9	Regulatory Filings

The parties acknowledge and agree that the transaction contemplated by this Agreement does not meet the jurisdictional thresholds to require premerger notification under any applicable antitrust regulation (including, without limitation, the HSR Act) prior to Closing.

Section 12.  APPLICABLE LAW AND WAIVER OF JURY TRIAL

12.1	Applicable Law

This Agreement and all legal issues or questions related to all disputes arising under this Agreement shall be governed by and construed accordance with the laws of the State of Illinois, without regard to its conflicts of law principles.

12.2	Venue

THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY ANY PARTY SHALL PROPERLY AND EXCLUSIVELY LIE IN ANY FEDERAL OR STATE COURT LOCATED IN CHICAGO, ILLINOIS.  EACH PARTY ALSO AGREES NOT TO BRING ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY OTHER COURT (OTHER THAN UPON THE APPEAL OF ANY JUDGMENT, DECISION OR ACTION OF ANY SUCH COURT LOCATED IN CHICAGO, ILLINOIS).  BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH SUIT, ACTION OR PROCEEDING.  THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION OR PROCEEDING.  THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.

12.3	Waiver of Jury Trial

THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.  THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties, intending to be bound hereby, have caused their duly authorized representatives to execute this Agreement as of the Closing Date.

LUNDBECK INC.

By:

Name:

Title:

OAK PHARMACEUTICALS, INC.

By:

Name:

Title:

AKORN, INC.

As guarantor with respect to Sections 2.5 and 2.8,

By:

Name:

Title:

[SIGNATURE PAGE TO ASSET SALE AND PURCHASE AGREEMENT]